Exhibit 99.1

J.CREW STOCKHOLDERS APPROVE ACQUISITION BY

TPG CAPITAL AND LEONARD GREEN & PARTNERS

New York, NY – March 1, 2011 - J.Crew Group, Inc. (NYSE: JCG) announced that at a special meeting of stockholders held earlier today, stockholders voted to adopt the previously announced merger agreement with Chinos Holdings, Inc. and Chinos Acquisition Corporation, affiliates of TPG Capital, L.P. and Leonard Green & Partners, L.P. Under the terms of the merger agreement, TPG Capital and Leonard Green & Partners will acquire all of the outstanding shares of common stock of J.Crew for $43.50 per share in cash. The transaction is expected to close on or around March 7, 2011.

The merger was approved by holders of 41,058,215 shares of the Company’s outstanding common stock, and by holders of approximately 36,385,251 of the shares not owned by J.Crew officers or directors or their affiliates. At the meeting, 13,264,750 shares voted against the merger.

About J.Crew Group, Inc.

J.Crew Group, Inc. is a nationally recognized multi-channel retailer of women’s, men’s and children’s apparel, shoes and accessories. As of March 1, 2011, the Company operates 249 retail stores (including 219 J. Crew retail stores, 10 crewcuts and 20 Madewell stores), the J. Crew catalog business, jcrew.com, madewell.com and 85 factory outlet stores. Additionally, certain product, press release and SEC filing information concerning the Company are available at the Company’s website http://www.jcrew.com/.

Forward-Looking Statements:

Certain statements herein are “forward-looking statements”. Such forward-looking statements reflect the Company’s current expectations or beliefs concerning future events and actual results of operations may differ materially from historical results or current expectations. Any such forward-looking statements are subject to various risks and uncertainties, including the strength of the economy, changes in the overall level of consumer spending or preferences in apparel, our ability to compete with other retailers, the parties’ ability to consummate the proposed transaction on the contemplated timeline, the performance of the Company’s products within the prevailing retail environment, our strategy and expansion plans, systems upgrades, reliance on key personnel, trade restrictions, political or financial instability in countries where the Company’s goods are manufactured, postal rate increases, paper and printing costs, availability of suitable store locations at appropriate terms and other factors which are set forth in the Company’s Form 10-K and in all filings with the SEC made by the Company subsequent to the filing of the Form 10-K. The Company does not undertake to publicly update or revise its forward-looking statements, whether as a result of new information, future events or otherwise.

Media Contact:

Margot Fooshee

Senior Vice President

Marketing & Public Relations

(212) 209-2717